EXHIBIT 99.1

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AFC Enterprises Postpones First Quarter 2003 Earnings Results

Company Awaits Final Completion of 2002 Financials Before Filing First Quarter 2003

ATLANTA, June 6 /PRNewswire-FirstCall/ — AFC Enterprises, Inc. (Nasdaq: AFCEE), the franchisor and operator of Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee, today reiterated, as previously stated in recent conference calls and webcasts with the investment community, that the Company will not file its first quarter 2003 earnings results until after the Annual Report on Form 10-K for fiscal year 2002 has been filed.

As required, the Nasdaq Stock Market notified AFC by letter dated May 29, 2003 that, in addition to the 2002 Form 10-K filing delinquency with the Securities and Exchange Commission, the Company has failed to file its Form 10-Q for the quarterly period ended April 20, 2003 as was required to be filed by Nasdaq Marketplace Rule 4310(c)(14). The Nasdaq Listing Qualifications Panel will consider the failure to timely file the Form 10-Q for the first quarter of 2003 in rendering its decision, along with additional important information provided by the Company at the hearing held on May 16, 2003. At that time, AFC provided information regarding the reasons for the delay, the approach taken to complete the filings and the status of these efforts.

In reviewing the Company’s first quarter 2003 operating performance results on June 3, 2003, Chairman and Chief Executive Officer Frank Belatti stated on AFC’s conference call and webcast, “Until we finalize the 2002 financial statements, we are really not going to be able to determine our results for completed periods of 2003 or issue guidance relating to the performance for the remainder of the year.”

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,131 restaurants, bakeries and cafes as of May 18, 2003 in the United States, Puerto Rico and 32 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

     Key Contact Information:
     Felise Glantz Kissell, Director Investor Relations & Finance
     (770) 353-3086 or fkissell@afce.com

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits and restatement of the our financial statements, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees’ ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.